EXHIBIT 99.1

Edible Garden Regains Compliance with

Nasdaq Bid Price Requirement

BELVIDERE, NJ, April 9, 2025 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today announced that on April 8, 2025, it received formal notice from Nasdaq that the Company has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), as required by the decision of the Nasdaq Hearings Panel (the “Panel”) dated February 12, 2025. Additionally, pursuant to the notice, the Company will be subject to a Panel Monitor, as defined by Nasdaq Listing Rule 5815(d)(4)(A), through April 8, 2026.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased to have regained compliance with the Bid Price Rule, which is a crucial milestone that reflects our team’s continued dedication to strengthening the foundation of our business. Maintaining our Nasdaq listing is vital to the Company's long-term strategy, offering important credibility and exposure within the capital markets as we work to drive shareholder value. As we look ahead, we are committed to disciplined execution and innovation, positioning Edible Garden for long-term success in the rapidly growing sustainable foods market.”

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Caribbean and South America, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and Self-Watering in-store displays. The Company currently operates its own state-of-the-art vertically integrated greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-Watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. The Company has been named a FoodTech 500 company by Forward Fooding, a leading AgriFoodTech organization.  In addition, Edible Garden is also a Giga Guru member of Walmart's Project Gigaton sustainability initiative. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company’s Kick. Sports Nutrition line features premium performance products that cater to today’s health-conscious athletes looking for cleaner labeled, better for you options. Furthermore, Edible Garden offers a line of fresh, sustainable and functional condiments such as Pulp fermented gourmet & chili-based sauces and Edible Garden's Pickle Party - fresh pickles & krauts. For more information on Pulp products go to https://www.pulpflavors.com. For more information on Vitamin Whey® products go to https://vitaminwhey.com. For more information on Edible Garden go to https://ediblegardenag.com.

A copy of the Company’s latest corporate video is also available here.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s growth strategies, ability to expand its distribution network and distribution relationships, and performance as a public company. The words  “objective,” “opportunity,” “plan,” “seek,” “strategy,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions, the Company’s ability to achieve its growth objectives and its ability to remain listed on Nasdaq. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com